                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant: [X]

Filed by a Party other than the Registrant: [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            CELL THERAPEUTICS, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5) Total fee paid:
   --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
 -----------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
   --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
   --------------------------------------------------------------------------

  (3) Filing Party:
   --------------------------------------------------------------------------

  (4) Date Filed:
   --------------------------------------------------------------------------

                                                                 March 30, 1999

[LOGO OF cti]                             T 206 . 282 . 7100 F 206 . 284 . 6206
Dear Shareholder:


You are cordially invited to attend the Cell Therapeutics, Inc. ("cti") Annual Meeting of Shareholders, to be held at 11:00 a.m. on Friday, April 23, 1999, at The Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, we also will report on the operations of cti and respond to any questions you may have.

A copy of the 1998 Annual Report to Shareholders is also enclosed.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions. If you attend the meeting, you will, of course, have the right to vote in person. Shareholders who plan to attend the meeting in person are requested to promptly return the enclosed postage paid attendance card to provide us with an estimate of the number of persons to expect for the Annual Meeting.

I look forward to greeting you personally, and on behalf of the Board of Directors and Management, I would like to express our appreciation for your interest in cti.

Sincerely,

/s/ James A. Bianco
James A. Bianco, M.D.
President &
Chief Executive Officer
  Cell Therapeutics, Inc. 201 Elliott Ave West Suite #400, Seattle, WA 98119

Shareholder

                            CELL THERAPEUTICS, INC.
                      201 ELLIOTT AVENUE WEST, SUITE 400
                               SEATTLE, WA 98119

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            FRIDAY, APRIL 23, 1999

To Our Shareholders:

  The Annual Meeting of Shareholders of Cell Therapeutics, Inc. ("cti" or the "Company") will be held at 11:00 a.m. on Friday, April 23, 1999, at The Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101 for the following purposes:

  (1) To elect three Class II Directors, each to serve until the 2002 Annual Meeting;

  (2) To ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1999; and

  (3) To transact such other business as may properly come before the meeting, and all adjournments and postponements thereof.

  All shareholders are invited to attend the meeting. Shareholders of record at the close of business on February 26, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and all adjournments and postponements thereof. A complete list of shareholders entitled to notice of, and to vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

  Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

                                          By Order of the Board of Directors
                                          /s/ Michael J. Kennedy
                                          Michael J. Kennedy
                                          Secretary

Seattle, Washington
March 30, 1999

          YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN,
            DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE
                ENCLOSED ENVELOPE REGARDLESS OF WHETHER OR NOT
                        YOU PLAN TO ATTEND THE MEETING.

                            CELL THERAPEUTICS, INC.
                      201 Elliott Avenue West, Suite 400
                               Seattle, WA 98119

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         Information Regarding Proxies

General

  This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Cell Therapeutics, Inc. ("cti" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 11:00 a.m. on Friday, April 23, 1999, at The Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101, and at any adjournment or postponement thereof. Only shareholders of record on the books of the Company at the close of business on February 26, 1999 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting.

  At the Annual Meeting, shareholders will be asked to elect three Class II Directors, each to serve until the 2002 Annual Meeting. In addition, shareholders will be asked to ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1999.

  It is anticipated that these proxy solicitation materials will be sent to shareholders on or prior to March 30, 1999.

Solicitation of Proxies

  This solicitation is made on behalf of the Board of Directors of the Company. All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, Directors or other regular employees of the Company may solicit proxies by telephone, facsimile or in person. No additional compensation will be paid to such persons for such services.

Voting Rights and Outstanding Shares

  Each share of common stock, without par value ("Common Stock"), of the Company outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. The Company presently has no other class of capital stock outstanding and entitled to be voted at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 15,534,359 shares of Common Stock. The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of all business at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. In an uncontested election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum. Abstentions and broker non-votes will have no effect on Proposal II as they will not represent votes cast for the purpose of voting on this proposal.

  All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for Director, and FOR the approval of Proposal II and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

Voting Electronically or by Telephone

  If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.

Revocability of Proxies

  Any shareholder of record executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Michael J. Kennedy, Secretary of the Company, at the Company's principal executive offices, by executing and delivering another proxy dated as of a later date or by voting in person at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of Common Stock, as of February 26, 1999, by (1) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (2) each of the Company's Directors and nominees for Director, (3) each executive officer of the Company named in the Summary Compensation Table herein, and (4) all Directors and executive officers as a group:

                                              NUMBER OF SHARES     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED(1) OWNERSHIP(1)
------------------------------------        --------------------- ------------
The International Biotechnology Trust
 plc(2)....................................       1,316,098           8.47%
 c/o Rothschild Asset Management Limited
 Five Arrows House
 St. Swithin's Lane
 London, England EC4N 8NR

Kummell Investments Limited(3).............       1,287,456           8.29%
 922 Europort
 Gibraltar

Johnson & Johnson Development Corporation..         868,262           5.59%
 One Johnson & Johnson Plaza
 New Brunswick, NJ 08933

The Phoenix Partners(4)....................         877,092           5.65%

James A. Bianco, M.D.**(5).................         301,771           1.94%

Jack L. Bowman**(6)........................             --               *

Jeremy L. Curnock Cook**(7)................       1,316,098           8.47%

Wilfred E. Jaeger, M.D.**(8)...............           1,905              *

Max E. Link, Ph.D.**(9)....................          52,857              *

Terrence M. Morris**(10)...................       1,289,361           8.30%

Mary O'Neil Mundinger, D.P.H.**(11)........           1,650              *

Phillip M. Nudelman, Ph.D.**(12)...........           2,000              *

Jack W. Singer, M.D.**(13).................         225,206           1.45%

Louis A. Bianco(14)........................         118,325              *

Robert A. Lewis, M.D.(15)..................          23,600              *

Maurice J. Schwarz, Ph.D.(16)..............          20,675              *

All Directors and executive officers as a
 group (14 persons)(17)....................       3,367,848          21.67%

--------
  *  Less than 1%
 **  Denotes Director of the Company
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors, and Schedules 13D and 13G filed with the Commission. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 26, 1999, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
 (2) Consists of 1,066,098 shares of Common Stock beneficially owned by The International Biotechnology Trust plc, a company formed under the laws of England ("IBT") and managed by Rothschild Asset Management Limited ("Rothschild"), and 250,000 shares that are beneficially held by Jeremy Curnock Cook, a director of IBT and Rothschild. Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. As a director of IBT and Rothschild, Mr. Curnock Cook may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild; however, he disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Rothschild is advisor to Biotechnology Investment Limited ("BIL") and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL. See footnote (7) below.

 (3) Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell Investments Limited ("Kummell") on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell. See footnote (10) below.
 (4) The Phoenix Partners' holdings consist of 190,133 shares of Common Stock held by The Phoenix Partners II Liquidating Trust ("PPII"), 361,959 shares of Common Stock held by The Phoenix Partners III Limited Partnership ("PPIII") and 325,000 shares of Common Stock held by The Phoenix Partners IV Limited Partnership ("PPIV"). Mr. Stuart C. Johnston is the Sole Trustee of PPII. Mr. Stuart C. Johnston and Mr. David B. Johnston are the Managing General Partner and Non-Managing General Partner, respectively, of Phoenix Management Partners III ("PMPIII"), which is the General Partner of PPIII, and the Managing Member and Non-Managing Member, respectively, of Phoenix Management IV LLC ("PMIV"), which is the General Partner of PPIV. As such, Mr. Stuart C. Johnston has voting and investment power with respect to the shares held by PPII and may be deemed to be the beneficial owner of such shares. Mr. Stuart C. Johnston and Mr. David B. Johnston each have voting and investment power with respect to the shares held by PPIII and PPIV, and may be deemed to be the beneficial owners of such shares. Mr. Stuart C. Johnston and Mr. David B. Johnston disclaim beneficial ownership of shares held by PPII, PPIII and PPIV, except to the extent of their proportionate interest therein. PPII disclaims beneficial ownership of the shares held by PPIII and PPIV; PPIII and PMPIII disclaim beneficial ownership of the shares held by PPII and PPIV; and PPIV and PMIV disclaim beneficial ownership of the shares held by PPII and PPIII; in each case, except to the extent of their proportionate partnership interest therein.
 (5) Does not include 221,767 shares that are vested but not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
 (6) Does not include 28,573 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
 (7) Includes 1,066,098 shares of Common Stock beneficially owned by IBT. IBT is managed by Rothschild and Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Curnock Cook is a director of IBT and Rothschild and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein. Mr. Curnock Cook is a shareholder, but is not an officer or director, of BIL. See footnote (2) above. Does not include 22,858 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
 (8) Includes 1,905 shares issuable upon exercise of options that are currently exercisable as of February 26, 1999. Does not include
     35,525 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999. Does not include 12,858 shares issuable upon exercise of options beneficially owned by affiliates of Collinson Howe Venture Partners ("CHVP") pursuant to an agreement with Dr. Jaeger. Dr. Jaeger, a director of the Company, is a former partner at CHVP.
 (9) Includes 1,905 shares issuable upon exercise of options that are currently exercisable as of February 26, 1999.
(10) Includes 1,905 shares issuable upon exercise of options that are currently exercisable as of February 26, 1999. Does not include
     20,953 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999. Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell. See footnote (3) above.
(11) Does not include 4,113 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
(12) Does not include 28,001 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
(13) Does not include 49,174 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
(14) Does not include 74,388 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
(15) Does not include 66,669 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
(16) Does not include 52,620 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999.
(17) Does not include 662,667 vested shares not currently exercisable or exercisable within 60 days of February 26, 1999, due to an exercise blackout period for repriced options that expires on July 31, 1999. See footnotes (5) through (16).

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

  The Amended and Restated Articles of Incorporation of the Company provide for the Board of Directors to be divided into three approximately equal classes of Directors serving staggered three-year terms and until their successors are elected and qualified. As a result, approximately one-third of the total number of Directors will be elected every year. Under cti's Bylaws, the number of Directors constituting the entire Board of Directors may be decreased or increased by majority action of either the Board of Directors or the shareholders, but no decrease in the number of Directors may have the effect of shortening the term of any incumbent Director. In the event of a vacancy on the Board of Directors, the Company's Bylaws permit a majority of the remaining Directors in office to fill such vacancy, and the Director so chosen shall hold office until the next shareholders' meeting at which Directors are elected and until his or her successor is elected and shall qualify.

  Currently, the Board of Directors has fixed the number of Directors at nine. The current terms of office of the Class II Directors, Dr. Max E. Link, Mr. Terrence M. Morris and Dr. Wilfred E. Jaeger, expire at the 1999 Annual Meeting. The current terms of office of the Class III Directors, Dr. James A. Bianco, Dr. Jack W. Singer and Dr. Mary O'Neil Mundinger, expire at the 2000 Annual Meeting. The current terms of office of the Class I Directors, Dr. Phillip M. Nudelman, Mr. Jack L. Bowman and Mr. Jeremy L. Curnock Cook, expire at the 2001 Annual Meeting.

  Dr. Link, Mr. Morris and Dr. Jaeger have been nominated for re-election at the Annual Meeting as Class II directors for three-year terms expiring at the 2002 Annual Meeting. The Board of Directors has approved all such nominees.

  If elected, each nominee will hold office until his term expires and his successor is elected and shall qualify. It is intended that the accompanying proxy will be voted for the election as Directors of the three nominees named herein, unless the proxy contains contrary instructions. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a Director, the persons named in the proxy have advised the Company that they will vote for the election of such person or persons as shall be designated by the Board of Directors.

  The candidates elected will be those receiving the largest numbers of votes cast by the shares of Common Stock entitled to vote in the election, up to the number of Directors of such class to be elected by such shares. Abstentions and broker non-votes will not be counted in the election of Directors.

  Set forth below is biographical information for each nominee for Director and each person whose term of office as a Director will continue after the Annual Meeting:

                                                                  Director
     Name                                                     Age  Since   Class
     ----                                                     --- -------- -----
     Max E. Link, Ph.D.(1)(2)................................  58   1995    II
     James A. Bianco, M.D.(2)................................  42   1991    III
     Jack W. Singer, M.D. ...................................  56   1991    III
     Jack L. Bowman(3).......................................  66   1995     I
     Jeremy L. Curnock Cook(2)(3)............................  49   1995     I
     Wilfred E. Jaeger, M.D.(3)(4)...........................  43   1992    II
     Terrence M. Morris(3)(4)................................  52   1995    II
     Mary O'Neil Mundinger, D.P.H. ..........................  61   1997    III
     Phillip M. Nudelman, Ph.D.(2)(4)........................  63   1994     I

    --------
    (1) Chairman of the Board of Directors.
    (2) Member of the Executive Committee.
    (3) Member of the Compensation Committee.
    (4) Member of the Audit Committee.

Nomination for Election for a Three-Year Term Expiring at the 2002 Annual Meeting--Class II Directors

  Dr. Link joined the Board of Directors in July 1995 as its Vice Chairman and has served as Chairman of the Board of Directors since January 1996. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Most recently, he served as Chief Executive Officer of Corange, Limited ("Corange"), from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions within Sandoz Pharma Ltd., including Chief Executive Officer from 1987 until April 1992, and Chairman from April 1992 until May 1993. Dr. Link currently serves on the boards of directors of Alexion Pharmaceutical, Inc., Human Genome Sciences, Inc., Procept, Inc., Protein Design Labs, Inc., Sulzer Medica Ltd. and CytRx Corporation. Dr. Link received his Ph.D. in Economics from the University of St. Gallen.

  Mr. Morris has been a Director of cti since July 1995. He is the Chief Executive Officer of T. Morris & Company (d/b/a Morningside Ventures), which advises Kummell Investments Limited, an international investment concern based in Hong Kong, on its private venture capital portfolio. Mr. Morris has served as Chief Executive Officer of Morningside Ventures since 1991. His previous positions include product line manager at Baxter Healthcare Corporation and strategy consultant with the Boston Consulting Group. Mr. Morris is a director of several privately held companies. Mr. Morris received his Ph.D. in Engineering from the California Institute of Technology in 1975. He received an M.B.A. from Harvard University in 1977.

  Dr. Jaeger has been a Director of cti since September 1992. Dr. Jaeger is a founding general partner of Three Arch Partners, a venture capital firm which focuses on health care investments and was previously the Secretary and Chief Financial Officer of Radiant Medical, Inc., a medical device company. In addition, Dr. Jaeger is a partner in LJ Partners, an investment partnership, and serves as President of Myometrix, a privately held company. Prior to joining Three Arch Partners in 1993, he was a partner at Schroder Venture Advisers (presently named Collinson Howe Venture Partners) and The Phoenix Partners. Dr. Jaeger is a director of several privately held companies. Dr. Jaeger received his M.D. from the University of British Columbia in Vancouver, B.C., Canada, in 1981. He practiced medicine for six years before earning an M.B.A. from Stanford University.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until 2000 Annual Meeting--Class III Directors

  Dr. Bianco is the principal founder of cti and has been cti's President and Chief Executive Officer since February 1992 and a Director of cti since the Company's inception in September 1991. Prior to joining cti, Dr. Bianco was an Assistant Professor of Medicine at the University of Washington, Seattle, and an Assistant Member in the clinical research division of the Fred Hutchinson Cancer Research Center ("FHCRC"), the world's largest bone marrow transplant ("BMT") center. From 1990 to 1992, Dr. Bianco was the director of the BMT Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco received his B.S. degree in Biology and Physics from New York University and his M.D. from Mount Sinai School of Medicine.

  Dr. Singer is a founder and Director of cti and currently serves as cti's Executive Vice President, Research Program Chairman. Dr. Singer has been a Director of cti since the Company's inception in September 1991. From April 1992 to July 1995, Dr. Singer was cti's Executive Vice President, Research and Development. Prior to joining cti, Dr. Singer was Professor of Medicine at the University of Washington and full Member of the FHCRC. From 1975 to 1992, Dr. Singer was the Chief of Medical Oncology at the Veterans Administration Medical Center in Seattle. In addition, from 1978 to 1992, he served as director for the National Transplant Board for the Veterans Administration. Dr. Singer has authored approximately 220 scientific publications in the areas of cell biology, hematopoiesis and BMT. Prior to joining cti, he headed the Growth Factor Research Program at the FHCRC. Dr. Singer received his B.A. degree in Mathematics from Columbia College and his M.D. from State University of New York, Downstate Medical College. His clinical training was performed at the University of Chicago and at the University of Washington.

  Dr. Mundinger has been a Director of cti since April 1997. Since 1986, she has been a Dean and Professor at the School of Nursing, and an Associate Dean on the Faculty of Medicine at Columbia University. Dr. Mundinger also serves as a director of United Healthcare. Dr. Mundinger is a cum laude graduate of the University of Michigan and received her Doctorate of Public Health from Columbia's School of Public Health.

Directors Continuing in Office Until the 2001 Annual Meeting--Class I
Directors

  Dr. Nudelman has been a Director of cti since March 1994. He is the President and Chairman of the Board of Kaiser/Group Health. From 1991 to 1997, Dr. Nudelman was the President and Chief Executive Officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman serves on the boards of directors of the American Association of Health Plans, ATL Ultrasound, SpaceLabs Medical, Inc., Cytran Ltd., the United Way and Intensiva Healthcare Corporation. Dr. Nudelman received his B.S. degree in Microbiology, Zoology and Pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in Health Systems Management from Pacific Western University.

  Mr. Bowman has been a Director of cti since April 1995. From 1987 until January 1994, Mr. Bowman was a Company Group Chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as Executive Vice President. Mr. Bowman was a member of the Board of Trustees of The Johns Hopkins University and serves on the boards of directors of NeoRx Corporation, CytRx Corporation, Cellegy Pharmaceuticals, Inc., Targeted Genetics Corp., Osiris Therapeutics, Inc., Vaxcel, Inc., and Celgene Corp.

  Mr. Curnock Cook has been a Director of cti since March 1995. Mr. Curnock Cook has been a director of the Bioscience Unit of Rothschild Asset Management Limited since 1987. He is a director of several British companies, including The International Biotechnology Trust, plc, Biocompatibles International, plc, Vanguard Medica Group plc and Cantab Pharmaceuticals plc. He also serves on the boards of directors of Creative Biomolecules, Inc., Targeted Genetics, Corp., Sugen Inc. and Ribozyme Pharmaceuticals, Inc. in the United States, Amrad Corporation in Australia, and Inflazyme Pharmaceuticals Inc. and Angiotech Pharmaceuticals Inc. in Canada.

Board and Committee Meetings

  The Board of Directors of the Company held eight meetings during the year ended December 31, 1998. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. The Board of Directors has three standing committees: an Executive Committee, a Compensation Committee, and an Audit Committee. There is no standing nominating committee.

  The Executive Committee exercises the full power and authority of the Board of Directors, except as limited by applicable law and except as specific authority is otherwise delegated by the Board of Directors to its other committees. No meetings of the Executive Committee were held during the year ended December 31, 1998. The Executive Committee currently consists of Drs. Bianco, Link and Nudelman and Mr. Curnock Cook.

  The Compensation Committee has broad responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Compensation Committee also administers the Company's 1994 Equity Incentive Plan and the Company's 1996 Employee Stock Purchase Plan. Two meetings of the Compensation Committee were held during the year ended December 31, 1998. The Compensation Committee currently consists of four non-employee Directors, Dr. Jaeger and Messrs. Bowman, Curnock Cook and Morris.

  The Audit Committee, which was established in January 1994, has responsibility for assisting the Board of Directors in fulfilling their responsibilities related to the corporate accounting and reporting practices of the Company and the quality and integrity of the Company's financial reporting. Four meetings of the Audit Committee were held during the year ended December 31, 1998. The Audit Committee currently consists of three non-employee Directors, Drs. Jaeger and Nudelman and Mr. Morris.

Director Compensation

  Directors who are also employees of the Company are not paid an annual retainer nor are they compensated for serving on the Board. Non-employee Directors are paid $2,000 per meeting of the Board or Board committee, up to a maximum of $10,000 per Director each calendar year. All Directors are reimbursed for their expenses incurred in attending Board meetings. In 1998, pursuant to the Automatic Option Grant Program in effect for the Directors under the Company's 1994 Stock Option Plan, each non-employee Director also received a fully-vested option grant for 1,905 shares on the anniversary date of the commencement of such Director's service as a Director. Each such option has an exercise price equal to 100% of the fair market value on the grant date in 1998 and a term of ten years measured from such grant date, subject to early termination following the optionee's cessation of service as a Director.

  In addition, six of the seven non-employee Directors also participated in the Company's stock option repricing program in July 1998 as follows: (1) Mr. Bowman held options for 28,573 shares at a weighted average exercise price of $11.01 per share, which were repriced at $2.91 per share; (2) Mr. Curnock Cook held options for 22,858 shares at a weighted average exercise price of $11.56 per share, which were repriced at an exercise price of $2.91 per share; (3) Dr. Jaeger held options for 35,525 shares at a weighted average exercise price of $11.83 per share, which were repriced at $2.91 per share; (4) Mr. Morris held options for 20,953 shares at a weighted average exercise price of $11.65 per share, which were repriced at $2.91 per share; (5) Dr. Mundinger held options for 4,113 shares at a weighted average exercise price of $7.17 per share, which were repriced at $2.91 per share; and (6) Dr. Nudelman held options for 28,001 shares at a weighted average exercise price of $10.98 per share, which were repriced at $2.91 per share.

                                  PROPOSAL II
             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  In the event the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions and broker non-votes will not be counted toward the total.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                              Executive Officers

  The following table sets forth certain information with respect to the executive officers of cti:

Name                     Age                         Position
----                     ---                         --------
James A. Bianco, M.D....  42 President, Chief Executive Officer
Jack W. Singer, M.D. ...  56 Executive Vice President, Research Program Chairman
Louis A. Bianco.........  46 Executive Vice President, Finance and Administration
Maurice J. Schwarz,
 Ph.D. .................  59 Executive Vice President, Product Development
Robert A. Lewis, M.D. ..  54 Executive Vice President, Chief Scientific Officer
Susan O. Moore..........  50 Executive Vice President, Corporate Resource Development
Edward F. Kenney........  54 Executive Vice President, Chief Operating Officer

  See Proposal I for biographical information concerning Drs. Bianco and Singer.

  Mr. Bianco is a founder of cti and has been cti's Executive Vice President, Finance and Administration since February 1, 1992, and was a Director of cti from the Company's inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a Vice President at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

  Dr. Schwarz has been cti's Executive Vice President, Product Development since May 1994. Dr. Schwarz held a variety of product development positions at Ciba-Geigy for 26 years prior to joining cti, most recently as Vice President of Pharmaceutical and Analytical Development and Chairman of the Development Operations Board at Ciba-Geigy Pharmaceuticals Division. Dr. Schwarz received his B.A. and Ph.D. degrees in chemistry from the University of Oregon.

  Dr. Lewis has been cti's Executive Vice President, Chief Scientific Officer since April 1996. From September 1994 to May 1995, Dr. Lewis was Senior Vice President and Director, Preclinical Research and Development at Syntex-Roche ("Syntex"). From February 1992 to September 1994, he was President, Discovery Research at Syntex. From February 1986 to February 1992, he held various Senior and Executive Vice Presidential offices at Syntex. While at Syntex, he held associate professorships at Stanford University and at the University of California, San Francisco, where he also held an adjunct professorship from 1992 to 1994. Prior to joining Syntex, Dr. Lewis was an Associate Professor of Medicine at Harvard Medical School. Dr. Lewis received his M.D. from the University of Rochester and B.S. degree in chemistry from Yale University.

  Ms. Moore has been cti's Executive Vice President, Corporate Resource Development since October 1997. From August 1995 to September 1997, Ms. Moore was cti's Executive Vice President, Human Resource Development and from March 1993 to July 1995, she was cti's Vice President of Human Resources. From December 1992 to March 1993, Ms. Moore was the sole proprietor of a compensation consulting firm. Prior to this sole proprietorship, Ms. Moore was the Director of Human Resources of ICOS Corporation, a biotechnology company, and a member of senior management at Digital Equipment Corporation.

  Mr. Kenney has been cti's Executive Vice President, Chief Operating Officer since January 1999. From February 1997 to September 1998 he was Vice President of Marketing and Sales at CellPro Incorporated. From 1987 to 1996 he served in various sales, marketing and business development positions at Cetus Corporation and Chiron Corporation (these two companies merged in 1991). From 1991 to 1996, Mr. Kenney was Vice President, Marketing and Sales for Chiron Therapeutics, and in 1995 and 1996, he served as general manager of that division's North American business. In 1986 and 1987, Mr. Kenney was a marketing manager in the cardiovascular therapy area at Boehringer Ingelheim, and from 1978 to 1986, he served in various sales, marketing and business development capacities at Bristol-Myer Corporation. Mr. Kenney earned a B.S. degree in Zoology and a M.S. degree in Natural Resources both from Ohio State University.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company prepares Section 16(a) forms on behalf of its executive officers and Directors based on the information provided by them.

  Based solely on review of this information, or written representations from reporting persons that no other reports were required, the Company believes that, during the 1998 fiscal year, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners were complied with.

Compensation of Executive Officers

  The following table sets forth all compensation earned in the years ended December 31, 1996, 1997 and 1998 by the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 1998 (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                                 Long-Term
                                                                Compensation
                                   Annual Compensation             Awards
                              ------------------------------    ------------
                                                     Other
                                                    Annual       Securities
                                                   Compensa-     Underlying
  Name and Principal                                 tion         Options         All Other
       Position          Year Salary ($) Bonus ($)  ($)(1)         (#)(2)      Compensation ($)
  ------------------     ---- ---------- --------- ---------    ------------   ----------------
James A. Bianco, M.D. .  1998  433,224     30,000   89,096(3)     403,672(4)       139,917(5)
 President and Chief     1997  393,840    120,000   88,426(6)      80,000          294,319(7)
 Executive               1996  358,032     50,000      --          85,714           72,223(8)
 Officer

Jack W. Singer, M.D. ..  1998  260,016        --     3,725(9)     122,031(4)        11,655(10)
 Executive Vice          1997  251,898     60,000    3,821(9)      27,500           11,655(10)
 President,              1996  248,976     15,000      --          28,571           10,524(10)
 Research Program
 Chairman

Louis A. Bianco........  1998  300,120        --     4,150(9)     126,531(4)        72,517(11)
 Executive Vice          1997  300,120        --     3,639(12)     15,000           96,109(13)
 President,              1996  263,088        --       --          21,428           55,367(8)
 Finance and
 Administration

Maurice J. Schwarz,
 Ph.D. ................  1998  193,000     25,000    3,296(9)     107,144(4)           --
 Executive Vice          1997  187,500     35,000    3,221(9)      15,000           49,429(14)
 President,              1996  187,500     58,993      --          28,571           65,619(14)
 Product Development

Robert A. Lewis, M.D. .  1998  272,040        --     3,476(9)     142,145(4)           --
 Executive Vice          1997  262,032     40,000    2,741(15)     20,000              --
 President,              1996  181,512        --       --          67,142(16)       26,144(17)
 Chief Scientific
 Officer

--------
 (1) Other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the applicable year.
 (2) None of the Named Executive Officers held any Stock Appreciation Rights.
 (3) Other annual compensation for Dr. Bianco includes payments totaling $89,096 to cover Dr. Bianco's estimated tax liabilities with respect to
     (i) certain perquisites, and (ii) the life insurance premium payment and loan forgiveness described in Note 5.
 (4) In July 1998, the Board of Directors approved the repricing of outstanding options to $2.906 per share by exchanging such outstanding options for new ten-year options. The terms of the exchange also included a one-year blackout period on the exercise of the repriced options that expires on July 31, 1999. All other terms and conditions of the options remained unchanged. Grants for the year ended December 31, 1998, include options that were initially granted in prior years and have been repriced and exchanged for new options in 1998 as follows: Dr. Bianco, 303,672 options were repriced and exchanged; Dr. Singer, 77,031 options were repriced and exchanged; Mr. Bianco, 91,531 options were repriced and exchanged; Dr. Schwarz, 72,144 options were repriced and exchanged; and Dr. Lewis, 87,145 options were repriced and exchanged.

 (5) All other compensation for Dr. Bianco includes the following: (i) reimbursement of long-term disability insurance premiums of $8,736, (ii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment, (iii) loan forgiveness of $84,309 pursuant to the terms of Dr. Bianco's employment agreement, and (iv) travel and expense reimbursements totaling $6,872.
 (6) Other annual compensation for Dr. Bianco includes payments totaling $86,366 to cover Dr. Bianco's estimated tax liabilities with respect to
     (i) certain perquisites, and (ii) the life insurance premium payment and loan forgiveness described in Note 7.
 (7) All other compensation for Dr. Bianco includes the following: (i) payments aggregating $164,636 for unused sick and vacation leave accrued by Dr. Bianco between 1992 and 1996, pursuant to the terms of his employment agreement then in effect, (ii) reimbursement of long-term disability insurance premiums of $8,737, (iii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment agreement, and (iv) loan forgiveness of $80,946 pursuant to the terms of Dr. Bianco's current employment agreement. See "--Employment Agreements".
 (8) All other compensation for Dr. Bianco and Mr. Bianco includes payment of unused sick leave accrued during 1992, 1993 and 1994, pursuant to the terms of their employment agreements then in effect, aggregating $64,526 and $47,415, respectively, and reimbursement for long-term disability insurance premiums of $7,697 and $7,952, respectively.
 (9) Other annual compensation includes payments to cover estimated tax liabilities with respect to certain perquisites.
(10) All other compensation for Dr. Singer includes reimbursement for long-term disability insurance premiums of $10,524, $11,655 and $11,655 in 1996, 1997 and 1998, respectively.
(11) All other compensation for Mr. Bianco includes the following: (i) reimbursement for long-term disability insurance premiums of $8,442, (ii) a premium payment of $1,674 for life insurance, and (iii) payments aggregating $62,401 for unused sick and vacation leave accrued by Mr. Bianco during 1997, pursuant to the terms of his employment agreement then in effect.
(12) Other annual compensation for Mr. Bianco includes payments to cover estimated tax liabilities with respect to (i) certain perquisites, and
     (ii) the life insurance premium payment and loan forgiveness described in
     Note 13.
(13) All other compensation for Mr. Bianco includes the following: (i) payments aggregating $86,210 for unused vacation leave accrued by Mr. Bianco between 1992 and 1996, pursuant to the terms of his employment agreement then in effect, (ii) reimbursement for long-term disability insurance premiums of $8,474, and (iii) a premium payment of $1,425 for life insurance.
(14) All other compensation for Dr. Schwarz includes loan forgiveness of $60,789 and $49,429 in 1996 and 1997, respectively, and $4,830 for relocation expenses in 1996, all in connection with Dr. Schwarz's relocation to the Seattle area in 1996.
(15) Other annual compensation for Dr. Lewis includes payments to cover estimated tax liabilities with respect to the relocation expense reimbursements described in Note 17.
(16) Includes 45,716 options granted at the time Dr. Lewis was recruited.
(17) Includes reimbursement of Dr. Lewis' relocation expenses.

  The following table sets forth for each of the Named Executive Officers the number of options granted during the year ended December 31, 1998 and the potential realizable value of such grants. No stock appreciation rights were granted to such individuals for the 1998 fiscal year.

                      Options Granted in Last Fiscal Year

                                     Individual Grants
                         --------------------------------------------
                                                                           Potential
                                                                          Realizable
                                                                       Value at Assumed
                                                                        Annual Rates of
                                      % of Total                             Stock
                         Number of     Options                        Price Appreciation
                         Securities   Granted to                              for
                         Underlying   Employees  Exercise                Option Term(4)
                          Options     in Fiscal    Price   Expiration -------------------
Name                     Granted(1)    Year (%)  ($/Sh)(3)    Date     5% ($)   10% ($)
----                     ----------   ---------- --------- ---------- -------- ----------
James A. Bianco, M.D....  100,000         4.8%     $2.97    12/10/08  $186,719 $  473,182
                          303,672(2)     14.4       2.91     7/31/08   554,981  1,406,431
Jack W. Singer, M.D. ...   45,000         2.1       2.97    12/10/08    84,023    212,932
                           77,031(2)      3.7       2.91     7/31/08   140,779    356,763
Louis A. Bianco.........   35,000         1.7       2.97    12/10/08    65,352    165,614
                           91,531(2)      4.4       2.91     7/31/08   167,279    423,918
Maurice J. Schwarz,
 Ph.D. .................   35,000         1.7       2.97    12/10/08    65,352    165,614
                           72,144(2)      3.4       2.91     7/31/08   131,848    334,129
Robert A. Lewis, M.D. ..   55,000         2.6       2.97    12/10/08   102,695    260,250
                           87,145(2)      4.1       2.91     7/31/08   159,263    403,605

--------
(1) Options were granted under the 1994 Equity Incentive Plan (the "1994
    Plan").
(2) In July 1998, the Board of Directors approved the repricing of outstanding options to $2.906 per share by exchanging such outstanding options for new ten-year options. The terms of the exchange also included a one-year blackout period on the exercise of the repriced options that expires on July 31, 1999. All other terms and conditions of the options remained unchanged. Grants for the year ended December 31, 1998 include options which were initially granted in prior years and have been repriced and exchanged for new options in 1998 as follows: Dr. Bianco, 303,672 options were repriced and exchanged; Dr. Singer, 77,031 options were repriced and exchanged; Mr. Bianco, 91,531 options were repriced and exchanged; Dr. Schwarz, 72,144 options were repriced and exchanged; and Dr. Lewis, 87,145 options were repriced and exchanged.
(3) Stock options were granted at an exercise price equal to 100% of the estimated fair value of the Common Stock, as determined by the Board of Directors on the date of grant, pursuant to the terms of the 1994 Plan.
(4) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in this table will be achieved.

  The following table sets forth for each of the Named Executive Officers, the fiscal year-end number and value of unexercised options. No options or stock appreciation rights were exercised by any of the Named Executive Officers during 1998, and none of the Named Executive offices held any stock appreciation rights at the end of the 1998 fiscal year.

 Aggregated Option Exercises in Latest Fiscal Year and Fiscal Year-End Option
                                    Values

                              Number of Securities            Value of Unexercised
                             Underlying Unexercised          In-the-Money Options at
                         Options at Fiscal Year-End (#)    Fiscal Year-End 1998 ($)(1)
                         ------------------------------- -------------------------------
Name                     Exercisable(2) Unexercisable(2) Exercisable(2) Unexercisable(2)
----                     -------------- ---------------- -------------- ----------------
James A. Bianco, M.D. ..        0           403,672           $ 0           $31,645
Jack W. Singer, M.D. ...        0           122,031             0             8,636
Louis A. Bianco.........        0           126,531             0             9,689
Maurice J. Schwarz,
 Ph.D. .................        0           107,144             0             7,867
Robert A. Lewis, M.D. ..        0           142,145             0             9,897

--------
(1) This amount is the aggregate number of in-the-money options multiplied by the difference between the last reported sale price of the Common Stock on the Nasdaq National Market on December 31, 1998 and the exercise price for that option.
(2) In July 1998, the Board of Directors approved a repricing program for outstanding stock options under which option holders exchanged outstanding options for new ten-year options granted at a lower price. The terms of the exchange also included a one-year blackout period on the exercise of the repriced options that expires on July 31, 1999. As of December 31, 1998, therefore, no options were exercisable.

Ten-Year Option Repricings

  As discussed in the Report of the Compensation Committee below, in 1998 the Company implemented a special option repricing program for all of its employees, including executive officers and Directors, holding stock options with an exercise price per share in excess of the fair market value of the Company's Common Stock on the repricing date. The repricing occurred on July 31, 1998, and a number of outstanding options with an exercise price in excess of $2.906 per share were exchanged for new options exercisable for the same aggregate number of shares at an exercise price of $2.906 per share.

  The following table sets forth information with respect to all repricings of options held by each Named Executive Officer since the Company became a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended. None of the Named Executive Officers hold any SARs.

                          Ten-Year Option Repricings

                                                                             Length of
                                  Number of   Market                      Original Option
                                  Securities Price Of  Exercise           Term Remaining
                                  Underlying Stock At  Price At    New      At Date Of
                         Date Of   Options    Time Of   Time Of  Exercise    Repricing
   Name and Position    Repricing  Repriced  Repricing Repricing  Price       (Yrs.)
   -----------------    --------- ---------- --------- --------- -------- ---------------
James A. Bianco, M.D...  7/31/98    57,858    $2.906    $11.725   $2.906       4.15
 President, Chief        7/31/98     1,527     2.906     11.725    2.906       6.72
 Executive               7/31/98    78,572     2.906     11.725    2.906       7.35
 Officer and Director    7/31/98    85,715     2.906     11.725    2.906       8.30
                         7/31/98    80,000     2.906     16.063    2.906       9.36

Jack W. Singer, M.D....  7/31/98    12,858     2.906     11.725    2.906       4.15
 Executive Vice          7/31/98       958     2.906     11.725    2.906       6.72
 President,              7/31/98     7,143     2.906     11.725    2.906       7.35
 Research Program        7/31/98    28,572     2.906     11.725    2.906       8.27
 Chairman                7/31/98    27,500     2.906     16.063    2.906       9.36
 and Director

Louis A. Bianco........  7/31/98    19,287     2.906     11.725    2.906       4.15
 Executive Vice          7/31/98    17,145     2.906     11.725    2.906       5.39
 President,              7/31/98     1,527     2.906     11.725    2.906       6.72
 Finance and             7/31/98    17,143     2.906     11.725    2.906       7.35
 Administration          7/31/98    21,429     2.906     11.725    2.906       8.27
                         7/31/98    15,000     2.906     16.063    2.906       9.36

Maurice J. Schwarz,
 Ph.D..................  7/31/98    17,143     2.906     11.725    2.906       5.57
 Executive Vice          7/31/98    11,429     2.906     11.725    2.906       7.35
 President,              7/31/98    28,572     2.906     11.725    2.906       8.27
 Product Development     7/31/98    15,000     2.906     16.063    2.906       9.36

Robert A. Lewis, M.D...  7/31/98    45,716     2.906     11.725    2.906       7.66
 Executive Vice          7/31/98    21,429     2.906     11.725    2.906       8.27
 President,              7/31/98    20,000     2.906     16.063    2.906       9.36
 Chief Scientific
 Officer

Employment Agreements

  Dr. Bianco, President and Chief Executive Officer, entered into an employment agreement with cti effective December 17, 1996. The agreement, which will expire on December 31, 1999, provides that, in the event that cti terminates Dr. Bianco's employment without cause or Dr. Bianco terminates his employment for cause: (1) cti at such time shall pay Dr. Bianco an amount equal to twenty-four months' base salary, (2) all of Dr. Bianco's stock options in cti shall immediately become vested, and (3) cti shall continue to provide certain benefits through the term of the agreement. The agreement also provides for the forgiveness of certain indebtedness of Dr. Bianco to cti over the term of the agreement. See "--Certain Relationships and Related Transactions". In addition, the agreement provides that Dr. Bianco is entitled to four weeks of paid vacation per year and that any unused vacation time shall be paid in cash upon the termination of Dr. Bianco's employment for any reason or at such earlier time as required to avoid forfeiture of accrued but unused vacation time. The employment agreement restricts Dr. Bianco from competing with cti for the term of the agreement and for two years after termination of his employment with cti, unless cti shall have terminated Dr. Bianco's employment without cause or Dr. Bianco shall have terminated his employment for cause. The agreement also provides that, in the event a Change in Ownership (as defined in the employment agreement) occurs, then all of Dr. Bianco's stock options shall immediately become vested.

  Each of Jack W. Singer, Louis A. Bianco, Maurice J. Schwarz, and Robert A. Lewis has entered into a severance agreement with cti effective November 21, 1997, February 1, 1998, May 2, 1997, and January 7, 1998, respectively. The agreements provide that, in the event any of the foregoing Named Executive Officers is terminated by cti without cause or resigns for good reason: (1) cti shall pay his base salary for one year from the severance date (2) cti shall pay his accrued but unused vacation through the severance date, (3) cti shall continue to pay his benefits for one year from the severance date, and
(4) all of his stock options shall become immediately vested. Inventions and proprietary information agreements restrict each of Drs. Singer, Schwarz and Lewis from competing with cti for two years after the termination of his employment with cti.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors (the "Committee") is composed of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements, including the compensation of the Chief Executive Officer and the other executive officers and key employees of the Company, subject to ratification by the Board. The Committee also administers the 1994 Equity Incentive Plan (the "1994 Plan") and the 1996 Employee Stock Purchase Plan and makes all stock option grants under the 1994 Plan to the Company's executive officers.

                          General Compensation Policy

  The Company operates in the extremely competitive and rapidly changing biotechnology industry. The Committee believes that the compensation programs for executive officers of the Company should be designed to attract, retain and motivate talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of strategic corporate objectives and individual performance and teamwork. Within this overall philosophy, the Committee's objectives are to:

  . Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies with which the Company competes for executive talent.

  . Integrate each executive officer's compensation package with annual and long-term corporate objectives and focus the officer's attention on the attainment of those objectives.

  . Encourage the creation of shareholder value through the achievement of strategic corporate objectives.

  . Provide annual variable incentive awards that take into account the Company's performance relative to corporate objectives and the individual executive officer's contributions.

  . Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

                      Compensation Components and Process

  The Committee has developed a compensation policy which is designed to attract and retain qualified key executive officers critical to the Company's success. In developing this policy, the Committee has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because the Company's products are still in either development or clinical testing phases, and the Company has not yet realized any significant revenues or product sales. In addition, the Company's stock price performance often may reflect larger market forces than the Company's actual performance. For these reasons, it is difficult to tie the Company's compensation programs to financial performance. Instead, the Committee makes its decisions based upon the attainment of corporate-wide, team and individual performances. Such performances are evaluated in terms of the achievement of strategic and business plan goals, including long-term goals tied to the expansion of the Company's core technology and innovative product development, the discovery of new drug candidates and the development of the Company's organizational infrastructure.

  In establishing the compensation package of the Company's executive officers, the Committee has adopted a "total pay" philosophy which includes three major components: (1) base salary set at levels which are commensurate with those of comparable positions at other biotechnology companies; (2) annual bonuses and stock option grants tied to the achievement of strategic corporate and team objectives and individual performance; and (3) long-term, stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and the Company's shareholders.

   The Committee determines the compensation levels for the executive officers with the assistance of an independent consulting firm that furnishes the Committee with executive compensation data drawn from several nationally recognized surveys of companies within the biotechnology and pharmaceutical industries. On the basis of those surveys, the Committee has identified a peer group of companies with which the Company competes for executive talent and which have a total capitalization and head count similar to the Company's and are at approximately the same development stage (the "Peer Companies").

  The positions of the Company's Chief Executive Officer and the other executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives, and total cash compensation. In addition, the practices of the Peer Companies concerning stock option grants were also reviewed and compared.

  Base Salary. The base salary for each executive officer is set at a level considered appropriate for comparable positions at the Peer Companies. The Committee's policy is to target base salary levels at the market average level of base salary in effect for comparable positions at the Peer Companies. Executive officers who attain the core competencies required of their positions are paid at that level. The Committee makes its base salary determinations in accordance with the market average level in effect for comparable positions at the Peer Companies, competitive market forces and the evaluation of performance and core competency provided for each executive officer by the Chief Executive Officer.

  Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive payment for each executive officer is determined on the basis of the achievement of the corporate objectives established for the fiscal year and the Committee's evaluation of the officer's performance both on an individual and team basis. For the 1998 fiscal year, the corporate performance objectives were tied to the following measures of success: (1) building a vertically integrated portfolio of oncology products; (2) advancing cti's products and technology; and (3) developing and strengthening the Company's relationships with its partners, investors and analysts.

  Based on the surveys of the short-term incentive programs of the Peer Companies, the bonuses awarded to the executive officers for the 1998 fiscal year were below the mid-range of the bonus levels in effect for comparable positions at the Peer Companies and were on average equal to 4.6% of base salary for the year.

  Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with the shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Such incentive is provided through stock option grants made under the 1994 Plan. The size of the option grant to each executive officer is set at a level which the Committee feels is appropriate to create a meaningful opportunity for stock ownership based upon the executive officer's current position with the Company, internal comparability with stock option grants made to other Company executives, the executive officer's current level of performance and his or her potential for future responsibility and promotion over the option term. The Committee also takes into account comparable equity incentives provided to individuals in similar positions in the biotechnology and pharmaceutical industries, as reflected in external surveys, and the number of unvested options held by the executive officer at the time of the new grant. The Committee has established certain general guidelines by which it seeks to target a fixed number of unvested option shares for each executive officer based upon his or her current position with the Company and his or her potential for growth within the Company (i.e., future responsibilities and possible promotions over the option term). However, the Committee does not strictly adhere to these guidelines in making stock option grants, and the relative weight which is given to the various factors varies from individual to individual, as the circumstances warrant.

  During fiscal 1998, the Committee awarded the executive officers new stock options for an aggregate of 305,000 shares of Common Stock. Each grant allows the officer to acquire the shares underlying the stock option at a fixed price per share (the market price on the grant date) over a ten-year period of time. Specifically, the options vest in periodic installments over a three-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and then only if the market price appreciates over the option term.

  During 1998, the Committee also reviewed the exercise prices of outstanding stock options in light of the lower stock trading price of the Company's Common Stock. The Committee believed that in order to retain and motivate employees during this critical period that it would be in the best interest of the Company to provide a repricing program for stock options. Accordingly, on July 31, 1998, all of the Company's employees, including executive officers, were given the opportunity to exchange their outstanding options under the 1994 Plan with exercise prices in excess of $2.906 per share in exchange for a new option grant exercisable for the same number of shares with a lower exercise price of $2.906 per share, the fair market value per share of the Company's Common Stock on the new grant date. Each employee eligible for a new option grant was given the choice of accepting that option with a one-year exercise blackout period in cancellation of his or her higher-priced option or rejecting the new grant and retaining the higher-priced option with its original exercise schedule.

  The Compensation Committee determined that this option repricing program was necessary because equity incentives are a significant component of the total compensation package of each key Company employee and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term financial success. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired, unless value were restored to their options in the form of regranted options at the current market price of the Company's Common Stock. However, in order for the regranted options to serve their primary purpose of assuring the continued service of each optionee, each regranted option will not become exercisable for a year measured from the repricing date, July 31, 1998. Accordingly, on July 31, 1999, each of the repriced options will become exercisable for the number of shares for which the cancelled option was vested on the repricing date, plus the number of shares which would have vested under the cancelled option during that one-year period under the original vesting schedule for that option. Thereafter, the repriced option will continue to vest in accordance with the same vesting schedule in effect for the cancelled higher-priced option. Accordingly, each optionee will have the opportunity to exercise his or her option and acquire the option shares at the lower exercise price only if he or she remains in the Company's employ until July 31, 1999.

  As a result of the one-year blackout period for which the repriced options are not exercisable, the Compensation Committee believes that the program strikes an appropriate balance between the interests of the option holders and those of the Company's shareholders. The lower exercise prices in effect under the regranted options make those options valuable once again to the executive officers and key employees critical to the Company's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they in fact remain in the Company's employ and contribute to the Company's financial success.

                  Compensation of the Chief Executive Officer

  The base salary of the Company's Chief Executive Officer, James A. Bianco, M.D., is reviewed annually by the Committee and was set at $433,224 for the 1998 fiscal year. Such salary level was established on the basis of the base salary levels in effect for chief executive officers at the other biotechnology and pharmaceutical companies comprising the Peer Companies. The 1998 salary level for Dr. Bianco brought him to 20% above the average of the salary levels then in effect for the chief executive officers of the Peer Companies.

  The incentive compensation awarded to Dr. Bianco for the 1998 fiscal year was equal to 7% of his base salary for the year as compared to a target percentage of 40% for his peer groups. This was based on the achievement of the following corporate developments: (1) building a vertically integrated portfolio of oncology products; (2) advancing cti's products and technology; and (3) developing and strengthening the Company's relationships with its partners, investors and analysts. These objectives resulted in the development and implementation of a successful strategy of targeted portfolio development exemplified by the in-licensing of PG-TXL and SC-7. This strategy ultimately has yielded a vertically integrated portfolio which spans the range of development from preclinical work to Phase III clinical trials. See Note 11 of Notes to Financial Statements. Dr. Bianco was also awarded stock options for 100,000 shares of Common Stock at an exercise price of $2.969 per share. The grant reflected the Committee's continuing policy to maintain his option holdings at a level consistent with that for other chief executive officers of comparable development-stage companies in the pharmaceutical industry and to subject a portion of his overall compensation each year to the market performance of the Company's Common Stock. Accordingly, the stock option grants will be of no value to Dr. Bianco unless there is appreciation in the value of the Company's Common Stock over the option term. In addition, outstanding options which Dr. Bianco held for 303,672 shares were repriced as part of the Company's July 1998 repricing program.

             Compliance with Internal Revenue Code Section 162(m)

  As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a Federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company's 1994 Plan has been structured so any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

  The cash compensation paid to the Company's executive officers during fiscal 1998 did not exceed the one (1) million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 1999 fiscal year expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the one (1) million dollar limitation, the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the one (1) million dollar level.

                                          COMPENSATION COMMITTEE

                                          Jack L. Bowman
                                          Jeremy L. Curnock Cook
                                          Wilfred E. Jaeger, M.D.
                                          Terrence M. Morris

Compensation Committee Interlocks and Insider Participation

  During the last completed fiscal year, the Compensation Committee consisted of Dr. Jaeger and Messrs. Curnock Cook, Bowman and Morris. None of these individuals was at any time during the last completed fiscal year, or at any other time, an officer or employee of the Company. At the 1997 Annual Meeting of Shareholders, Dr. Jaeger and Mr. Curnock Cook were elected as Directors by the holders of the outstanding shares of Common Stock. In March 1997, Biotechnology Investments Limited, which is an affiliate of Mr. Curnock Cook, purchased 250,000 shares of Common Stock in the Company's initial public offering for an aggregate purchase price of $2.5 million. See "--Certain Relationships and Related Transactions".

Stock Performance Graph


                                        3/21/97 3/31/97 6/30/97 9/30/97 12/31/97
                                        ------- ------- ------- ------- --------
Cell Therapeutics, Inc................. $100.00 $ 97.56 $108.54 $145.12 $165.85
Nasdaq Stock Index (U.S.).............. $100.00 $ 97.51 $115.39 $134.90 $126.49
Nasdaq Pharmaceutical Index............ $100.00 $ 93.51 $100.95 $113.24 $101.67

                                                3/31/98 6/30/98 9/30/98 12/31/98
                                                ------- ------- ------- --------
Cell Therapeutics, Inc.................         $ 40.24 $ 26.22 $ 20.73 $ 29.27
Nasdaq Stock Index (U.S.)..............         $148.00 $ 79.48 $137.87 $177.82
Nasdaq Pharmaceutical Index............         $111.76 $103.58 $ 98.02 $130.14

  The stock performance graph depicts the cumulative total return on the Company's Common Stock compared to the current total return for the Nasdaq Stock Index (U.S.) and the Nasdaq Pharmaceutical Index. The graph assumes an investment of $100 on March 21, 1997, when the Company's stock was first traded in a public market. Reinvestment of dividends, if any, is assumed in all cases.

Certain Relationships and Related Transactions

  In December 1993, cti loaned Dr. Bianco $200,000 at 5.35% annual interest. The promissory note originally provided for a single payment of principal and interest on the earlier of July 1, 1997, and the third anniversary of the effective date of the initial underwritten public offering of cti's Common Stock. In December 1996, Dr. Bianco entered into an employment agreement with the Company which amended the note to provide for the forgiveness of one-third of the loan on each anniversary of the agreement. The unpaid portion of the loan will accelerate and become due and payable in the event that cti terminates Dr. Bianco's employment for cause or Dr. Bianco terminates his employment without cause. The unpaid portion of the loan will be forgiven in the event that cti terminates Dr. Bianco's employment without cause, Dr. Bianco terminates his employment for cause, dies or becomes disabled, a Change in Ownership (as defined in Dr. Bianco's employment agreement) occurs or cti's public market capitalization equals or exceeds $500 million. See "--Employment Agreements". The largest balance outstanding on the loan during 1998 was $168,617. The amount outstanding at December 31, 1998 was $84,766. The loan is secured by a pledge of 5,714 shares of Common Stock owned by Dr. Bianco.

  On December 16, 1998, in lieu of cash bonuses, cti extended loans at 4.97% annual interest to the following executive officers: Dr. Bianco, $100,000; Dr. Singer, $75,000; and Dr. Lewis, $75,000. The promissory notes provide for a single payment of principal and interest on December 16, 2002. The largest balances outstanding on the loans during 1998 were $100,204, $75,153 and $75,153, respectively. The amounts outstanding at February 28, 1999 were $101,007, $75,755 and $75,755, respectively.

                                Other Business

  As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the meeting. Management has not received any advance notice of business to be brought before the meeting by any shareholder. If other business requiring a vote of the shareholders should come before the meeting, the person designated as your proxy will vote or refrain from voting in accordance with his best judgment.

                               Other Information

  The Company's Annual Report to Shareholders for the year ended December 31, 1998 (the "Annual Report") is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not considered proxy soliciting material nor is it incorporated into this Proxy Statement.

                             SHAREHOLDER PROPOSALS

  A shareholder who intends to nominate a candidate for election to the Board of Directors or to present a proposal of business at the 2000 Annual Meeting and desires that information regarding the proposal be included in the 2000 proxy statement and proxy materials must ensure that such information is received in writing by the Secretary of the Company at the Company's principal executive offices not later than November 30, 1999. In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than February 12, 2000.

                                          By Order of the Board of Directors
                                          /s/ Michael J. Kennedy
                                          Michael J. Kennedy
                                          Secretary

Seattle, Washington
March 30, 1999

The Board of Directors Recommends a vote FOR the proposals regarding:

(1) ELECTION OF DIRECTORS: Class II: Dr. Max E. Link, Mr. Terrence M. Morris and Dr. Wilfred E. Jaeger

              FOR                           WITHHOLD
    all nominees listed above     [_] Authority to vote for all    [_] (INSTRUCTIONS: To withhold authority to vote for any
    (except as marked to the          nominees above                   individual nominee, write that nominee's name on the
    contrary to the right)                                             line provided below.)

                                                                       ____________________________________________________

(2) Ratification of the selection of            FOR        AGAINST       ABSTAIN
    Ernst & Young LLP as independent
    auditors of the Company for the             [_]          [_]           [_]
    fiscal year ending December 31, 1999.

              I/We plan to attend the Annual Meeting.   [_]     I/We will not be attending the Annual Meeting.    [_]
              Number of Attendees                       [_]

    ________________        ________________        PLEASE MARK ALL      [X]
     ACCOUNT NUMBER              SHARES             CHOICES LIKE THIS

SIGNATURE __________________________________  DATE ___________________



                            Cell Therapeutics, Inc.
                      Annual Meeting of the Shareholders
                                April 23, 1999

          This Proxy is Solicited on Behalf of the Board of Directors

The shareholder(s) hereby appoints James A. Bianco, M.D. and Alan Krubiner, and each of them, as proxies, with full power of substitution, to represent and vote for and on behalf of the shareholder(s) the number of shares of Common Stock of Cell Therapeutics, Inc. that the shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 23, 1999, or at any adjournment or postponement thereof. The shareholder(s) directs that this proxy be voted as follows:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

Please sign exactly as your name(s) appears on your stock certificate(s). When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.